Exhibit 10.4

CTO REALTY GROWTH, INC.

THIRD AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

1.

Purpose. The purposes of the Third Amended and Restated CTO Realty Growth, Inc., 2010 Equity Incentive Plan (as amended from time to time, the “Plan”) are to (i) align Employees’ and Nonemployee Directors’ long-term financial interests with those of the Company’s stockholders; (ii) attract and retain Employees and Nonemployee Directors by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those Employees and Nonemployee Directors who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries.

2.	Definitions. As used in this Plan, the following terms shall be defined as set forth below:

(a)“Award” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, or Stock Payments granted under the Plan.

(b)“Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Grantee.

(c)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

(d)“Board” means the Board of Directors of the Company.

(e)“Change in Control” means any of the following events:

(1) any person (as such term is used in Section 13(d) of the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”); or

(2)approval by the stockholders of the Company and consummation of either of the following:

a.

a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding Common Stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger;

b.	a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
c.

a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for

Exhibit 10.4

election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)“Committee” means the committee of the Board described in Section 4 of the Plan.

(h)“Company” means CTO Realty Growth, Inc., a Maryland corporation, or any successor corporation.

(i)“Employee” means any person, including an officer, employed on an hourly or salaried basis by the Company or a Subsidiary.

(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(k)“Fair Market Value” on a given date means:

(1)if the Stock is listed on a national securities exchange in the United States, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported;

(2) if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System the trade price of the last sale reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or

(3) if the Stock is not listed on a national securities exchange nor quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately.

(l)“Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(m) “Grantee” means an Employee or Nonemployee Director who has been selected by the Committee to receive an Award and to whom an Award has been granted.

(n) “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

(o) “Negative Discretion” means the discretion of the Committee, as authorized by Section 10 of the Plan, to eliminate or reduce the amount payable for a Qualified Performance-Based Award; provided that the exercise of such discretion would not cause the Qualified Performance-Based Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(p)“Nonemployee Director” means a member of the Board who is not an Employee.

(q) “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

(r) “Option” means any option to purchase Shares granted under Section 5 of the Plan.

(s)“Option Price” means the purchase price payable upon the exercise of an Option.

Exhibit 10.4

(t) “Performance Objectives” means, for Awards granted prior to or on the Section 162(m) Cutoff Date, the performance objectives established pursuant to this Plan for Grantees who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Company or Subsidiary in which the Grantee is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to specified levels of or increases in the Company’s or Subsidiary’s:

(1)	return on invested capital;
(2)	free cash flow;
(3)	economic value added (net operating profit after tax less cost of capital);
(4)	total stockholder return;
(5)	operating ratio;
(6)	cost reduction (or limits on cost increases);
(7)	debt to capitalization;
(8)	debt to equity;
(9)	earnings;
(10)	earnings before interest and taxes;
(11)	earnings before interest, taxes, depreciation and amortization;
(12)	earnings per share (including or excluding nonrecurring items);
(13)	earnings per share before extraordinary items;
(14)	income from operations (including or excluding nonrecurring items);
(15)	income from operations compared to capital spending;
(16)	net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes);
(17)	net sales;
(18)	price per share of common stock;
(19)	return on assets;
(20)	return on capital employed;
(21)	return on equity;
(22)	return on investment;
(23)	return on sales; and
(24)	sales volume.

The Committee is authorized at any time during the first 90 days of a Performance Period (or, if later or earlier, within the maximum period allowed under Section 162(m) of the Code with respect to a Qualified Performance-Based Award), in its sole and absolute discretion, to adjust, or modify the level of achievement required for, a Performance Objective (to the extent permitted under Section 162(m) of the Code for Qualified Performance-Based Award) in order to prevent the dilution or enlargement of the rights of a Grantee based on the following events:

(1)	asset write-downs;
(2)	litigation or claim judgments or settlements;
(3)	the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;
(4)	reorganization and restructuring programs;
(5)	extraordinary nonrecurring items (as recognized by generally accepted accounting principles);
(6)	acquisitions or divestitures;
(7)	foreign exchange gains and losses; and

(8) a change in the Company’s fiscal year.

For Awards granted after the Section 162(m) Cutoff Date, “Performance Objectives” means any performance objectives or metrics selected by the Committee and specified in an Award Agreement (which may, for the avoidance of doubt, include one or more of the performance metrics set forth in this Section 2(t)).

Exhibit 10.4

(u)“Performance Period” means a period of time established under Section 8 of the Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Restricted Shares or Restricted Share Units are to be achieved.

(v)“Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 8 of the Plan.

(w)“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of the Plan.

(x)“Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant. If the Committee designates an Award as a Qualified Performance-Based Award, then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, Performance Objectives. The Committee shall determine the performance targets that will be applied with respect to each Qualified Performance-Based Award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. Notwithstanding any contrary provision of the Plan, the Committee may not increase the number of Shares granted pursuant to any Qualified Performance-Based Award, nor may it waive the achievement of any performance target established pursuant to this Section 2(x). Prior to the payment of any Qualified Performance-Based Award, the Committee shall certify in writing that the performance target(s) applicable to such Award was met. The Committee shall have the power to impose such other restrictions on Qualified Performance-Based Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m), the regulations promulgated thereunder, and any successors thereto.

(y)“Restricted Shares” mean Shares granted under Section 7 of the Plan.

(z)“Restricted Share Unit” means an Award granted under Section 7 of the Plan and denominated in units representing rights to receive Shares.

(aa)“Shares” means shares of the Common Stock of the Company, par value $1.00 per share, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 13 of the Plan.

(bb)“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.

(cc)“Stock Appreciation Right” means a right granted under Section 6 of the Plan.

(dd)“Stock Payment” means Shares granted under Section 9 of the Plan.

(ee)“Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, provided that for purposes of determining whether any person may be a Grantee for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

(ff)“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its affiliates.

3.	Shares Available Under the Plan.

Exhibit 10.4

(a)Reserved Shares. Subject to adjustment as provided in Section 13 of the Plan, the maximum number of Shares that may be issued or transferred with respect to Awards shall not in the aggregate exceed 895,000 Shares. Such Shares may be Shares of original issuance, Shares held in Treasury or Shares that have been reacquired by the Company. Any awards granted under the Plan on or after its original effective date of April 28, 2010 that consist of (i) Options, Stock Appreciation Rights, Restricted Share Units, or Performance Units or that, at any time, are forfeited, expire or are canceled or settled without issuance of Shares or Restricted Shares that are forfeited pursuant to Section 7(c) or the Restricted Share Award Agreement shall not count towards the maximum number of Shares that may be issued under the Plan as set forth in this Section 3(a) and shall be available for future Awards. Notwithstanding the foregoing, any and all Shares that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation; or (iii) covered by a Stock Appreciation Right (without regard to the number of Shares that are actually issued to the Grantee upon exercise) shall be considered issued pursuant to the Plan and shall not be added to the maximum number of Shares that may be issued under the Plan as set forth in this Section 3(a).

(b)Reduction Ratio. For purposes of Section 3(a) of the Plan, each Share issued or transferred pursuant to an Award other than an Option or Stock Appreciation Right shall reduce the number of Shares available for issuance or transfer under the Plan by 1.41 Shares. For the avoidance of doubt, if any Award to which this Section 3(b) applies is disregarded for purposes of determining the maximum number of Shares issuable or transferrable under the Plan pursuant to Section 3(a), then the Plan’s Share reserve shall be increased by the same number of Shares that had previously served to reduce the Plan’s Share reserve in connection with such Award, including any amount due to the application of the 1.41 multiplier described above.

(c)ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 210,000 Shares, subject to adjustment as provided in Section 13 of the Plan.

(d) Maximum Calendar Year Award. No Grantee may receive Awards representing more than 50,000 Shares in any one calendar year, subject to adjustment as provided in Section 13 of the Plan. No Nonemployee Director may receive in any one calendar year more than $300,000 in the aggregate in (i) Awards (as calculated by the Award’s fair value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto as of the Grant Date) and (y) cash compensation (including, retainers and cash-based awards).

(e)Maximum Calendar Year Award for Qualified Performance-Based Awards. No Grantee may receive Qualified Performance-Based Awards consisting of Options and Stock Appreciation Rights that in the aggregate represent more than 50,000 Shares in any one calendar year. No Grantee may receive Qualified Performance-Based Awards other than Options or Stock Appreciation Rights that in the aggregate represent more than 50,000 Shares in any one calendar year. The maximum amount that can be paid in any calendar year to any Grantee pursuant to a Performance Unit that is a Qualified Performance-Based Award shall be the maximum amount allowed under Section 162(m) of the Internal Revenue Code. The limits in this Section 3(e) shall only apply to Awards granted prior to or on the Section 162(m) Cutoff Date

4.

Plan Administration. This Plan shall be administered by a Committee appointed by the Board from among its members, provided that if the Board does not appoint a Committee, the term “Committee” means the Board, except in those instances where the text clearly indicates otherwise. Notwithstanding anything herein to the contrary, the Committee shall consist solely of two (2) or more members of the Board who are (i) “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) for purposes of exercising administrative authority with respect to Awards granted to Eligible Persons who are subject to Section 16 of the Exchange Act; (ii) “independent” (within the meaning of the rules of the national securities exchange on which the Company’s Shares are listed), to the extent required; and (iii) at such times as relief is sought from the imposition under Section 162(m) of the Code of a limitation on the deduction of compensation relating to an Award, “outside directors” (within the meaning of Section 162(m) of the Code), to the extent required to receive such relief. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole and absolute discretion:

(a)to determine the Fair Market Value of the Common Stock;

Exhibit 10.4

(b)to select the Employees and Nonemployee Directors to whom Awards will be granted under the Plan;

(c)to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

(d)to determine the number of Shares to be covered by each Award granted under the Plan;

(e)to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

(f)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan.

(g)to construe and interpret the terms of the Plan and Awards;

(h)to prescribe, amend and rescind rules and regulations relating to the Plan;

(i)to modify or amend each Award, provided that no modification or amendment of an Award shall impair the rights of the Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

(j)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously authorized by the Committee;

(k)to provide any notice or other communication required or permitted by the Plan in either written or electronic form; and

(l)to make all other determinations deemed necessary or advisable for administering the Plan.

The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

5.

Options. The Committee may from time to time authorize grants to Grantees of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Number of Shares. Each grant shall specify the number of Shares to which it pertains.

(b)Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date (or equal to or greater than 110% of the Fair Market Value with respect to Incentive Stock Options granted to Ten Percent Stockholders).

(c)Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Grantee at the time of exercise and for at least six (6) months prior to the time of exercise and which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

Exhibit 10.4

(d)Cashless Exercise. To the extent permitted by applicable law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

(e)Vesting. Each Option grant may specify a period of continuous employment of the Grantee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

(f)ISO Dollar Limitation. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Grant Date with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

(g)Exercise Period. No Option granted under this Plan may be exercised more than ten years from the Grant Date (or five years from the Grant Date for a Ten Percent Stockholder).

(h)Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6.

Stock Appreciation Rights. The Committee may from time to time authorize grants to Grantees of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Grantee to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Payment in Shares. Each grant shall specify that the amount payable upon the exercise of a Stock Appreciation Right shall be paid by the Company in Shares.

(b)Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

(c)Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, specify the Base Price (which shall be equal to or greater than the Fair Market Value on the Grant Date), state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(d)Exercise Period. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

7.

Restricted Shares and Restricted Share Units. The Committee may from time to time authorize grants to Grantees of Restricted Shares and Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Transfer of Shares. Each grant of Restricted Shares shall constitute an immediate transfer of the ownership of Shares to the Grantee in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to. Upon expiration of the Restriction Period

Exhibit 10.4

and satisfaction of any other terms or conditions and as set forth in the Restricted Share Award Agreement, the Restricted Share shall immediately become nonforfeitable and the Shares underlying such award of Restricted Shares shall be released by the Company to the Grantee without restrictions on transfer. The Shares released by the Company hereunder may at the Company’s option be either (i) evidenced by a certificate registered in the name of the Grantee or his or her designee; or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. Restricted Share Units shall become payable to a Grantee in Shares at the time or times determined by the Committee and set forth in the Restricted Share Unit Award Agreement.

(b)Consideration. Each grant may be made without additional consideration from the Grantee or in consideration of a payment by the Grantee that is less than the Fair Market Value on the Grant Date.

(c)Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares or Restricted Share Units covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a Change in Control of the Company or other similar transaction or event. If a Grantee ceases to be an Employee or a Nonemployee Director, the number of Shares subject to the Award, if any, to which the Grantee shall be entitled shall be determined in accordance with the applicable Award Agreement. All remaining Shares underlying Restricted Shares or Restricted Share Units as to which restrictions apply at the date of termination of employment or service shall be forfeited subject to such exceptions, if any, authorized by the Committee.

(d)Voting Rights. Unless otherwise determined by the Committee, an Award of Restricted Shares shall entitle the Grantee to voting rights during the period for which such substantial risk of forfeiture is to continue. Unless otherwise determined by the Committee, a Grantee shall not have any rights as a stockholder with respect to Shares underlying an Award of Restricted Share Unit until such time, if any, as the underlying Shares are actually issued to the Grantee, which may, at the option of the Company be either (i) evidenced by delivery of a certificate registered in the name of the Grantee or his or her designee; or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee.

(e)Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date.

(f)Performance-Based Restricted Shares and Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of the Plan regarding Performance Shares and Performance Units.

(g)Award Agreements. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Grantee with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8.

Performance Shares and Performance Units. The Committee may from time to time authorize grants of Performance Shares and Performance Units, which shall become payable to the Grantee upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Number of Performance Shares or Units. Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

Exhibit 10.4

(b)Performance Period. The Performance Period with respect to each Performance Share or Performance Unit shall be set forth in the Award Agreement and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

(c)Performance Objectives. Each grant shall specify the Performance Objectives that are to be achieved by the Grantee.

(d)Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(e)Payment of Performance Shares and Units. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Grantee or reserve to the Committee the right to elect among those alternatives.

(f)Maximum Payment. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

(g)Dividend Equivalents. Subject to Section 16(g), any grant of Performance Shares may provide for the payment to the Grantee of dividend equivalents thereon in cash or additional Shares, provided however that the Award Agreement shall provide that the Grantee shall not receive any dividends unless and until such time as the Performance Shares are earned and paid, and provided further that if the payment or crediting of dividends or dividend equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Code Section 409A and such requirements shall be specified in writing.

(h)Adjustment of Performance Objectives. If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Grantee and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(i)Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

9.

Stock Payments. If not prohibited by applicable law, the Committee may from time to time issue unrestricted Shares to Grantees, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. A Stock Payment may be granted as, or in payment of, Nonemployee Director fees, bonuses (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Code Section 162(m)), or to provide incentives or recognize special achievements or contributions.

10.

Reduction or Elimination of Qualified Performance-Based Awards. In determining the actual amount to be paid with respect to a Qualified Performance-Based Award, the Committee may reduce or eliminate the amount payable through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. For the avoidance of doubt, the Committee shall not have the discretion to (i) grant or provide for a payment in respect of a Qualified Performance-Based Award to the extent the applicable Performance Objectives for the Performance Period have not been attained, or (ii) pay any amount in excess of the limitations set forth in Section 3(e) of the Plan.

Exhibit 10.4

11.

Clawback. Notwithstanding anything to the contrary herein, any Award or any payment made in respect of any Award that is subject to recovery under any law, government regulation, exchange listing requirement or Company policy will be subject to such deductions and/or recoupment by the Company as may be required pursuant to such law, government regulation, exchange listing requirement or Company policy (or any policy adopted by the Company pursuant to any such law, government regulation or exchange listing requirement).

12.

Nontransferability. No Award granted under this Plan shall be transferable by a Grantee other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Grantee’s lifetime only by the Grantee or, in the event of the Grantee’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Grantee under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

13.

Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Shares covered by outstanding Awards, (b) prices per share applicable to outstanding Options and Stock Appreciation Rights, and (c) kind of shares covered by Awards (including shares of another issuer), as the Committee determines in good faith to be equitably required in order to prevent dilution or enlargement of the rights of Grantees that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in each of the limitations specified in Section 3 of the Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 13.

14.

Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

15.

Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Grantee or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

16.	Amendments and Other Matters.

(a)Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3 of the Plan, other than to reflect an adjustment made in accordance with Section 13 of the Plan, without the further approval of the stockholders of the Company. The Board may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

(b)Repricing and Cash Buyouts Prohibited. The Committee shall not (i) reprice any outstanding Option or Stock Appreciation Right, directly or indirectly, or (ii) cancel or surrender in exchange for cash or another Award any outstanding Option or Stock Appreciation Right that is “underwater” (i.e., with an Option Price or exercise price, as applicable, that is equal to or greater than the Fair Market Value of a Share), in each case, without the approval of the stockholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 13 of the Plan.

Exhibit 10.4

(c)No Employment Right. This Plan shall not confer upon any Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Grantee’s employment or other service at any time.

(d)Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

(e)Change in Control. The Committee may, in its sole discretion, provide for immediate and full vesting of an Award upon the occurrence of a Change in Control of the Company. Should the Committee determine to make such a provision with respect to the grant of an Award, a representation to that effect shall be set forth in the Award Agreement.

(f)Minimum Vesting Requirements. Notwithstanding anything to the contrary contained herein, and subject to Section 16(e), no portion of any Award shall vest over a period of less than one year following the Grant Date (the “Minimum Vesting Requirements”); provided, however, that the Committee may, in its sole discretion, (i) accelerate the vesting of any Award or otherwise lapse or waive the Minimum Vesting Requirements upon (A) the termination of employment of the Grantee or (B) a Change in Control (subject to the requirements of Section 16(e)) and (ii) grant Awards that are not subject to the Minimum Vesting Requirements with respect to 5% or less of the Shares available for issuance under the Plan (as set forth in Section 3(a), as may be adjusted pursuant to Section 13).

(g)Dividends on Unvested Equity. Any Award (other than Options and Stock Appreciation Rights) may provide for the payment to the Grantee of dividends or dividend equivalents thereon in cash or additional Shares; provided, however, that the Award Agreement shall provide that any dividends or dividend equivalents shall be subject to the same restrictions on vesting and forfeiture as apply to the underlying Award to which such dividends or dividend equivalents relate; provided, further, that, if the payment or crediting of dividends or dividend equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Code Section 409A and such requirements shall be specified in writing.

(h)Section 162(m). The provisions in the Plan relating to Section 162(m) shall only apply to Qualified Performance-Based Awards granted prior to or on November 2, 2017 (the “Section 162(m) Cutoff Date”). Amendments made to the Plan in connection with the amendment and restatement of the Plan in 2018 are not intended to be a material modification of the Plan with respect to any awards granted under the Plan prior to or on the Section 162(m) Cutoff Date.

17.

Effective Date. This Third Amended and Restated 2010 Equity Incentive Plan became effective upon its adoption by the Board of Directors on July 28, 2021.  It replaced and superseded the Second Amended and Restated Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan, which became effective upon its adoption by the stockholders of the Company on April 29, 2020.

18.	Termination. This Third Amended and Restated 2010 Equity Incentive Plan shall terminate on April 25, 2028, and no Award shall be granted after that date.
19.	Governing Law. The Plan and any Award Agreements shall be administered, interpreted and enforced under the laws of the State of Maryland without regard to conflicts of laws thereof.

Plan adopted by the Board of Directors on February 18, 2020; approved by stockholders on April 28, 2010.

Amendment adopted by the Board of Directors on January 23, 2013; approved by stockholders on April 24, 2013.

Exhibit 10.4

Amendment adopted by the Board of Directors on January 22, 2014; approved by stockholders on April 23, 2014.

Amendment adopted by the Board of Directors on August 8, 2016 (stockholder approval not required—minor amendment).

Amendment adopted by the Board of Directors on February 21, 2018; approved by stockholders on April 25, 2018.

Amendment adopted by the Board of Directors on March 3, 2020; approved by stockholders on April 29, 2020.

Amendment adopted by the Board of Directors on July 28, 2021 (stockholder approval not required—minor amendment).